EXHIBIT 99.1

[LOGO]

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

                 NQL SETTLES DISPUTE WITH HUTTON CENTRE LANDLORD
                Starwood O.C. Portfolio I, L.L.C. Settle Dispute

IRVINE, California, December 3, 2001 - NQL Inc. (OTC Bulletin Board: NQLI) today announced that it has settled its dispute with Starwood O.C. Portfolio I, L.L.C., and its related entities, the landlord at 4 Hutton Centre, Suite 500, Costa Mesa, California.

Terms of the settlement will not be disclosed due to the confidential nature of the settlement arrangements.

About NQL Inc.

NQL, through its DCi division, provides professional services including Internet and intranet consulting, network design, installation and maintenance as well as onsite support for customers located primarily in the northeastern U.S. NQL's DCi division also provides management and consulting services, information technology services and products to vertical markets such as financial institutions, "Big 5" accounting firms, major healthcare providers, pharmaceutical companies and educational institutions. NQL's software division develops and deploys intelligent software solutions based on its patent-pending Network Query Language(TM) core technology, providing enterprises with an alternative to chaotic, ad hoc information architectures. NQL provides its scalable, augmentative software solutions to partner systems integrators, Fortune companies, Internet marketplaces, software vendors and Internet-based service providers. The Company is currently in the process of seeking a purchaser for its software division. For more information, please see the company's prospectus on file with the SEC or visit the company's web site at http://www.nqli.com.

NQL is a registered trademark of NQL Inc. Network Query Language, NQL ContentAnywhere and all names of NQL Inc.'s other services or products are trademarks of NQL Inc. in the U.S. and certain other countries. All other trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the Company's ability to perform its obligations under the terms of the settlement (ii) the company's ability to manage personnel and external resources (iv) the state of the market and the company's ability to continue developing technology that is competitive according to industry standards, as well as other risk factors set forth from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the company undertakes no obligation to update these forward-looking statements.

For further information, please contact Matthew Harrison, Chairman of the Board of NQL Inc., (212) 453-1525, or mharrison@dcis.com.